Exhibit 10.6

Director Compensation

Effective June 1, 2015, non-employee director compensation is as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance
Annual retainer	$58,500	$-	$-	$-
Restricted stock (value), one year vesting	175,000	-	-	-
Committee chair annual retainer	-	25,000	15,000	15,000
Committee chair restricted stock (value)	-	25,000	15,000	15,000
Committee member annual retainer	-	10,000	5,000	5,000
Meeting fee	1,500	1,500	1,500	1,500